Exhibit 10.1

Quad/Graphics, Inc.
Executive Severance Plan

September 2016

Quad/Graphics, Inc.
Executive Severance Plan

Article 1. Establishment and Term of the Plan

1.1
Establishment of the Plan. Quad/Graphics, Inc. (hereinafter referred to as the "Company") hereby establishes a severance plan to be known as the "Quad/Graphics, Inc. Executive Severance Plan" (the "Plan"). The Plan provides severance benefits to certain employees of the Company ("Executives") who (A) are listed in Appendix A and (B) have executed an acknowledgement and agreement to be bound by the terms of this Plan, upon certain terminations of their employment from the Company.

The Company considers the establishment and maintenance of a sound and vital management team to be essential to protecting and enhancing the best interests of the Company and its stockholders. The Company desires to mitigate the risk of departure or distraction of management personnel to the detriment of the Company and its stockholders by increasing the retention incentives provided to its management team through severance protections that are competitive with the Company's peers.

Accordingly, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management to their assigned duties without distraction in circumstances arising from the possibility of a termination of employment or the possibility of a Change in Control of the Company.

1.2	Initial Term. This Plan will commence on September 15, 2016 (the "Effective Date") and shall continue in effect for a period of three (3) years (the "Initial Term").

1.3
Successive Periods; Notice. The term of this Plan shall automatically be extended for one (1) additional year at the end of the Initial Term, and then again after each successive one (1) year period thereafter (each such one (1) year period following the Initial Term is referred to as a "Successive Period"). However, the Board or the Committee may terminate this Plan at the end of the Initial Term, or at the end of any Successive Period thereafter, by giving the then-covered Executives written notice of intent to terminate the Plan, delivered prior to the September 15th preceding the year in which such Initial Term or Successive Period is scheduled to end. If such notice is properly delivered by the Company, this Plan, along with all corresponding rights, duties, and covenants, shall automatically expire at the end of the Initial Term or Successive Period then in progress. Each Executive shall be required to provide the Company with at least sixty (60) days' notice prior to terminating his or her employment other than for Good Reason or for Limited Good Reason.

1.4
Change in Control Renewal. Notwithstanding the provisions of Section 1.3 above, in the event that a Change in Control of the Company occurs during the Initial Term or any Successive Period, upon the effective date of such Change in Control, the term of this Plan shall automatically and irrevocably be renewed for a period of two (2) years from the effective date of such Change in Control and this Plan cannot be terminated prior to the end of such period. Further, this Plan shall be assumed and continued to the extent required by Section 7.1 herein. This Plan shall thereafter automatically terminate following such two (2) year Change in Control renewal period.

Article 2. Definitions

2.1	Whenever used in this Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized.

(a)
"Affiliate" means any person or entity from time to time controlling, controlled by or under common control with the Company. For this purpose, the terms "controlling," "controlled by" or "under common control with" mean direct or indirect ownership of more than fifty percent (50%) of the voting power of another entity. "Applicable Affiliates" means those Affiliates identified with respect to each Executive on Appendix B; "Applicable Foreign Affiliates" means those Applicable Affiliates identified on Appendix B as being incorporated in a jurisdiction other than a state in the United States; and "Applicable U.S. Affiliates" means those Applicable Affiliates identified on Appendix B as being incorporated in a state in the United States.

(b)	"Base Salary" means the greater of the Executive's annual rate of salary, whether or not deferred, at: (i) the Effective Date of Termination, or (ii) at the date of the Change in Control.

(c)	"Beneficiary" means the persons or entities designated or deemed designated by the Executive pursuant to Section 8.6 herein.

(d)	"Board" means the Board of Directors of the Company.

(e)	"Cause" shall mean:

(i)
any intentional and willful act of Executive involving fraud, embezzlement or theft of the assets of the Company or any of its Affiliates or the assets of customers of the Company or any of its Affiliates; or

(ii)	gross misconduct on the part of the Executive that is intentional and willful and that materially and demonstrably causes serious financial injury to the Company or any of its Affiliates; or

(iii)	Executive's conviction of or plea of nolo contendere to a felony; or

(iv)	any breach by Executive of Section 4.1(b) or 4.1(c) that materially and demonstrably causes serious financial injury to the Company or any of its Affiliates; or

(v)	any breach of Section 4.1(a); or

(vi)
any intentional, willful and material failure of Executive to perform Executive's employment duties (other than any such failure resulting from Executive's Disability) for thirty (30) days after the Board delivers a written demand for performance to Executive that specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive's employment duties.

For purposes of this paragraph, no act or failure to act on the part of Executive shall be considered "intentional "or "willful" unless it is done, or omitted to be done, by Executive in bad faith and without reasonable belief that Executive's act or omission was in the best interests of the Company and its Affiliates, and any act or failure to act based upon authority pursuant to the Company's written policies or advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company and its Affiliates.

(f)	"Change in Control" shall mean:

(i)
a sale, in one transaction or series of related transactions, of the Company's stock or Quad/Graphics, Inc. Voting Trust certificates, its merger, consolidation, reorganization or other transaction, the result of which is that voting control sufficient to elect a majority of the Board (or the Board of Directors of any Surviving Entity (as defined in Section 7.1 herein)) no longer resides (A) in the Quad/Graphics, Inc. Voting Trust and any successor thereto, or (B) collectively in the family of Harry V. and Betty Quadracci, their lineal descendants, trusts, estates, foundations and other entities established for their benefit or effectively controlled by some or all of them; or

(ii)	a sale of all or substantially all of the assets of the Company to an entity that is not controlled by one or more of the entities described in 2(f)(i)(A) or (B) above.

Notwithstanding anything in this Plan to the contrary, to the extent any provision of this Plan would cause a payment or benefit not exempt from the requirements of Code Section 409A to be made because of the occurrence of a Change in Control, then such payment or benefit shall not be made unless such Change in Control also constitutes a "change in ownership," "change in effective control" or "change in ownership of a substantial portion of the Company's assets" within the meaning of Code Section 409A. Any payment that would have been made except for the application of the preceding sentence shall be made in accordance with the payment schedule that would have applied in the absence of the applicable Change in Control (and other Executive rights that are tied to a Change in Control shall not be affected by this paragraph).

(g)	"Code" means the United States Internal Revenue Code of 1986, as amended, and any successors thereto.

(h)	"Committee" means the Compensation Committee of the Board or any other committee appointed by the Board to perform the functions of the Compensation Committee.

(i)	"Company" means Quad/Graphics, Inc., a Wisconsin corporation, or any successor thereto as provided in Article 7 herein.

(j)
"Disability" shall mean with respect to an Executive that if, as a result of the Executive's incapacity due to physical or mental illness, the Executive is considered disabled within the meaning of the Company's long-term disability insurance plan or, in the absence of such plan, the Executive is unable to perform the essential duties, responsibilities and functions of his position with the Company as a result of any mental or physical disability or incapacity that lasts for a period of one hundred and eighty (180) consecutive days even with reasonable accommodations of such disability or incapacity provided by the Company or if providing such accommodations would be unreasonable, all as determined by the Committee in its good faith judgment. Each Executive shall cooperate in all respects with the Company if a question arises as to whether the Executive has become Disabled (including, without limitation, submitting to an examination by a medical doctor or other health care specialists selected by the Company and authorizing such medical doctor or such other health care specialist to discuss the Executive's condition with the Company).

(k)	"Effective Date" means the commencement date of this Plan as specified in Section 1.2 of this Plan.

(l)	"Effective Date of Termination" means the date on which a Qualifying Change in Control Termination or a Qualifying General Severance Termination occurs, as defined hereunder.

(m)	"Good Reason" shall mean without the Executive's express written consent the occurrence of any one or more of the following:

(i)	The Company materially reduces the amount of the Executive's then current Base Salary or annual bonus target (other than any change that applies to substantially all other executive officers); or

(ii)
The Company requires the Executive to be based at a location in excess of sixty (60) miles from the location of the Executive's principal job location or office as of the effective date of the Executive's participation in the Plan; or

(iii)
A material diminution in the Executive's title, authority, power, duties, reporting requirements, or responsibilities or the assignment of duties to the Executive which are materially inconsistent with the Executive's position; or

(iv)	The failure of the Company to obtain the express assumption of, and agreement to perform under, this Plan when such action is required pursuant to Section 7.1 herein; or

(v)	Any other action or inaction by the Company that constitutes a material breach by the Company of the terms and conditions of this Plan.

For purposes of this Plan, the Executive is not entitled to assert that the termination is for Good Reason unless the Executive gives the Board written notice of the event or events which are the basis for such claim within ninety (90) days after the event or events occur, describing such claim in reasonably sufficient detail to allow the Board to address the event or events and a period of not less than thirty (30) days after such notice to cure or fully remedy the alleged condition.

(n)
"Inventions" shall mean all designs, discoveries, improvements, ideas, and works of authorship, whether or not patentable, trademarkable or copyrightable, including, without limitation, any novel or improved products, software, computer programs, processes, machines, promotional and advertising materials, data processing systems, circuits, mask works, flowcharts, algorithms, drawings, blue prints, schematics and other manufacturing and sales techniques, that were developed, generated or produced by Executive, either solely or jointly with others, at any time during Executive's employment with the Company and either (i) relate to (A) the business of the Company or any of its Affiliates or (B) the actual or demonstrably anticipated research or development of the Company or any of its Affiliates, (ii) result from any work performed by Executive for or on behalf of the Company or any of its Affiliates or (iii) are developed using property, assets, or Protected Information of the Company or its Affiliates.

(o)
"Limited Good Reason" shall mean without the Executive's express written consent the occurrence of the Company reducing the amount of the Executive's then current Base Salary by more than 10% (other than any change that applies to substantially all other executive officers). For purposes of this Plan, the Executive is not entitled to assert that the termination is for Limited Good Reason unless the Executive gives the Board written notice of the event that is the basis for such claim within ninety (90) days after the event occurs, describing such claim in reasonably sufficient detail to allow the Board to address the event, and a period of not less than thirty (30) days after such notice to cure or fully remedy the alleged condition.

(p)
"Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Plan relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

(q)
"Protected Information" shall mean proprietary business and other information of the Company and its Affiliates which is confidential and not generally known to, or readily ascertainable by, competitors of the Company or its Affiliates including, but not limited to: customer lists (including lists of potential customers); information regarding customer relationships, needs, or practices; skills, experience, compensation, incentives, and evaluations for employees; nonpublic financial information; sources of supply; processes; strategic plans; business methods; investment strategies and plans; sales and marketing plans and materials; future market and product plans; pricing information; research and development techniques, processes, product development, work processes or methodologies; analytical analyses; product analyses; inventions, formulas, or techniques; efficiency data and testing data; technology; drawings, engineering, code, code writing, software and hardware development and platform information; and internal memoranda and policies; provided, however, that information that is (i) in the public domain (other than as a result of a breach of this Plan or other unlawful means), (ii) approved for immediate release by the Company for use and disclosure without restriction, (iii) lawfully obtained from third parties who are not bound by a confidentiality agreement with the Company or its Affiliates, or (iv) independently developed without reliance on other Protected Information is not Protected Information.

(r)	"Qualifying Change in Control Termination" means a termination of employment from the Company and its Affiliates under the following circumstances:

(i)
An involuntary termination of the Executive's employment by the Company for reasons other than Cause, death or Disability pursuant to a Notice of Termination delivered to the Executive by the Company upon or within 24 months after a Change in Control; or

(ii)	A voluntary termination by the Executive for Good Reason pursuant to a Notice of Termination delivered to the Company by the Executive upon or within 24 months after a Change in Control.

Termination of employment shall have the same meaning as "separation from service" within the meaning of Treasury Regulation §1.409A-1(h). Anything in this Plan to the contrary notwithstanding, (A) if a Change in Control occurs and if the Executive's employment was terminated under circumstances that would have constituted a Qualifying Change in Control Termination except that it took place during the period from ninety (90) days prior to the date on which a definitive transaction agreement contemplating a Change in Control is signed until the consummation of such Change in Control, rather than on or after the Change in Control, and if it is reasonably demonstrated by the Executive that such termination of employment was due to the Change in Control, then for all purposes of this Plan such termination of employment shall be deemed a "Qualifying Change in Control Termination," with the applicable Severance Benefits (less any Severance Benefits that have previously been paid) being paid on the later of sixty (60) days after the termination or the Change in Control, and (B) if the Change in Control is a sale of all or substantially all of the assets of the Company and the purchaser of the assets in the Change in Control (or one of its affiliates) offers the Executive continuing employment following the Change in Control on substantially the same terms and conditions as were in effect prior to the Change in Control, then the Executive shall not be deemed to have a Qualifying Change in Control Termination solely by virtue of the termination of the Executive's employment with the Company upon the Change in Control and commencement of such continuing employment with the purchaser or one of its affiliates immediately after the Change in Control.

(s)	"Qualifying General Severance Termination" means a termination of employment from the Company and its Affiliates under the following circumstances:

(i)
An involuntary termination of the Executive's employment by the Company for reasons other than Cause, death or Disability pursuant to a Notice of Termination delivered to the Executive by the Company at any time other than upon or within 24 months after a Change in Control; or

(ii)
A voluntary termination by the Executive for Limited Good Reason pursuant to a Notice of Termination delivered to the Company by the Executive at any time other than upon or within 24 months after a Change in Control.

Termination of employment shall have the same meaning as "separation from service" within the meaning of Treasury Regulation §1.409A-1(h).

(t)
"Restricted Products/Services" collectively means (i) products or services that compete with (A) the products or services that were sold, provided, or offered for sale by the Company or the Applicable U.S. Affiliates within the continental United States ("Restricted U.S. Products/Services"), or (B) the products or services that were sold, provided, or offered for sale by the Applicable Foreign Affiliates in any country of the world ("Restricted Foreign Products"), within the twenty-four (24) months prior to Executive's Effective Date of Termination; and (ii) products or services that were the subject of documented research, development, or pre-production efforts by the Company or any of the Applicable Affiliates, within the twenty-four (24) months prior to Executive's Effective Date of Termination and regarding which the Executive had knowledge of Protected Information or Trade Secrets or personal involvement in customer relationships ("Other Restricted Products/Services").

(u)
"Severance Benefits" means the payment of compensation following a Qualifying Change in Control Termination or (as appropriate) a Qualifying General Severance Termination as provided in Article 3 herein.

(v)
"Trade Secrets" means information of the Company, including a formula, pattern, compilation, program, device, method, technique or process to which all of the following apply: (i) the information derives independent economic value, actual or potential, from not being known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) the information is the subject of efforts to maintain its secrecy that are reasonable under the circumstances.

Article 3. Severance Benefits

3.1	Right to Severance Benefits

(a)
Change in Control Severance Benefits. The Executive shall be entitled to receive, from the Company, Change in Control Severance Benefits, as described in Section 3.2 herein, if a Qualifying Change in Control Termination of the Executive's employment has occurred.

(b)
General Severance Benefits. Executive shall be entitled to receive, from the Company, General Severance Benefits, as described in Section 3.3 herein, if a Qualifying General Severance Termination of the Executive's employment has occurred that is not a Qualifying Change in Control Termination.

(c)
No Severance Benefits. The Executive shall not be entitled to receive Severance Benefits if the Executive's employment with the Company ends for reasons other than a Qualifying Change in Control Termination or a Qualifying General Severance Termination.

(d)
General Release and Acknowledgement of Restrictive Covenants. As a condition to receiving and retaining Severance Benefits under either Section 3.2 (other than Section 3.2(a) to the extent required by law) or Section 3.3 (other than Section 3.3(a) to the extent required by law) herein, the Executive shall be obligated to execute a general release of claims in favor of the Company, its current and former affiliates and shareholders, and the current and former directors, officers, employees, and agents of the Company in a form acceptable to the Company. The general release of claims must be provided to the Company prior to the thirtieth (30th) day following the Effective Date of Termination; provided that the Company provides the form of release within fifteen (15) days following the Effective Date of Termination.

(e)
No Duplication of Severance Benefits. If the Executive becomes entitled to Severance Benefits, the Severance Benefits provided for under Section 3.2 or Section 3.3 hereunder shall be in lieu of all other severance payments or other benefits provided to the Executive under any other Company-related severance plans, programs, or agreements.

3.2
Description of Change in Control Severance Benefits. In the event the Executive becomes entitled to receive Change in Control Severance Benefits, as provided in Section 3.1(a) herein, the Company shall provide the Executive with the following:

(a)
A lump-sum amount paid promptly following the Effective Date of Termination equal to the Executive's unpaid Base Salary, accrued vacation pay, unreimbursed business expenses, and all other items earned by and owed to the Executive through and including the Effective Date of Termination.

(b)
A lump-sum amount paid on the sixtieth (60th) calendar day following the Effective Date of Termination equal to the product of (i) two (2) and (ii) the sum of the following: (A) the Executive's Base Salary and (B) the Executive's annual target bonus opportunity in the year of termination (or, if more favorable to the Executive, the Executive's annual target bonus opportunity for the year of the Change in Control).

(c)
A lump-sum amount, paid on the sixtieth (60th) calendar day following the Effective Date of Termination, equal to the Executive's then current target bonus opportunity established under the bonus plan in which the Executive is then participating, for the plan year in which a Qualifying Change in Control Termination occurs (or, if the target bonus opportunity has not yet been established for such plan year, the target bonus opportunity for the prior year), adjusted on a pro rata basis based on the number of days the Executive was actually employed during the bonus plan year in which the Qualifying Change in Control Termination occurs.

(d)
A lump-sum amount paid on the sixtieth (60) calendar day following the Effective Date of Termination equal to the product of (i) two (2) and (ii) the annual employer contributions for the Executive's medical and life insurance coverage in effect for the year of termination. For purposes of calculating this amount, the employer contribution should be based on the same coverage level and cost to the Executive as in effect immediately prior to the Executive's Effective Date of Termination.

(e)	Treatment of outstanding long-term incentives shall be in accordance with Section 3.4 herein.

(f)
Outplacement services through the provider of the Company's choice with the total cost not to exceed $50,000. In no event shall such outplacement services continue for more than two (2) years following the Effective Date of Termination.

(g)	Full vesting of the Executive's accrued benefit as of the Effective Date of Termination under the Company's Supplemental Executive Retirement Plan (or any successor plan thereto).

3.3
Description of General Severance Benefits. In the event the Executive becomes entitled to receive General Severance Benefits, as provided in Section 3.1(b) herein, the Company shall provide the Executive (or his dependents, if applicable, in the case of group health, dental and life insurance benefits) with the following:

(a)
A lump-sum amount paid promptly following the Effective Date of Termination equal to the Executive's accrued and unpaid Base Salary, accrued vacation pay, unreimbursed business expenses, and all other items earned by and owed to the Executive through and including the Effective Date of Termination.

(b)
An amount equal to the sum of the following: (A) the Executive's Base Salary and (B) the Executive's annual target bonus opportunity in the year of termination, paid in substantially equal installments in accordance with the Company's customary payroll practices over the twelve (12) month period commencing on the first payroll date following the sixtieth (60th) calendar day after the Effective Date of Termination.

(c)
A lump sum amount, if any, paid within two and one half months after the end of the calendar year that includes the Effective Date of Termination, equal to the actual bonus that would have been payable to the Executive for the calendar year that includes the Effective Date of Termination based on actual performance if the Executive had remained employed through the end of such calendar year; provided however, that such amount shall be adjusted on a pro rata basis based on the number of days the Executive was actually employed during the bonus plan year in which the Qualifying General Severance Termination occurs.

(d)
Group health, dental and life insurance benefits for twelve (12) months following the Effective Date of Termination to the extent that such benefits were in effect for the Executive and his family as of the Effective Date of Termination, subject to the Executive's timely election of group health and/or dental continuation coverage pursuant to COBRA or similar state laws and timely payment of his or her share of the applicable premiums at the same rate (if any) he or she was paying before the Effective Date of Termination. Benefit continuation under this paragraph shall be concurrent with any coverage under the Company's plans pursuant to COBRA or similar state laws. Such benefits shall be terminated to the extent permitted by COBRA (for health and dental coverage) at such time as Executive has obtained new employment and is covered by benefits which in the aggregate are comparable to such continued benefits. The Executive shall promptly notify the Company when he or she becomes employed after the Effective Date of Termination and shall provide such reasonable cooperation as the Company requests with respect to determining whether the Executive is covered by comparable benefits with such new employer. If provision of health or dental benefits under this paragraph would subject the Company or its benefits arrangements to a penalty or adverse tax treatment, then the Company shall provide a cash payment to the Executive in an amount reasonably determined by the Company to be equivalent to the portion of the COBRA premiums that the Company would have paid for such benefits.

(e)	Treatment of outstanding long-term incentives shall be in accordance with Section 3.4 herein.

(f)
Outplacement services through the provider of the Company's choice with the total cost not to exceed $50,000. In no event shall such outplacement services continue for more than two (2) years following the Effective Date of Termination.

3.4	Impact on Long-Term Incentives. All awards will be paid pursuant to the long-term incentive plan under which the award was granted, the related award agreement, or the Board's discretion.

Article 4. Confidentiality and Noncompetition

4.1
During the Executive's employment with the Company and in the event the Executive has a termination of employment (regardless of whether the Executive becomes entitled to receive Change in Control Severance Benefits or General Severance Benefits as provided in Sections 3.2 and 3.3 herein), the following shall apply:

(a)
Noncompetition. Executive acknowledges that he or she has obtained and will continue to obtain during employment with the Company, knowledge of Protected Information and Trade Secrets, and had personal involvement in the Company's customer relationships, that would, in the event Executive were to unfairly use or disclose that Protected Information or Trade Secrets or employ that personal involvement on behalf of a competitor of the Company or of any Applicable Affiliate, cause irreparable harm to the Company and/or the Applicable Affiliates. In return for at-will employment with the Company, and in consideration of the Executive's inclusion under this Plan, during the Executive's employment and for a period of twenty-four (24) months after the Executive's Effective Date of Termination (the "Noncompete Period"), the Executive shall not directly or indirectly (as a director, officer, employee, shareholder, investor, partner, consultant or otherwise) provide services under circumstances in which (i) disclosure or use of Protected Information or Trade Secrets known to Executive, or (ii) use of Executive's personal involvement in the Company's or any Applicable Affiliate's customer relationships, would reasonably be considered competitively beneficial to any other company, business, person or entity (including the Executive) who/which: (A) produces or sells, or plans to produce or sell, Restricted U.S. Products/Services within the continental United States, (B) produces or sells, or plans to produce or sell, Restricted Foreign Products in any country of the world in which the Applicable Foreign Affiliates sold products or services during the twenty-four (24) months prior to Executive's Effective Date of Termination, or (C) produces or sells, or plans to produce or sell, Other Restricted Products/Services in either the continental United States or in any country of the world in which the Applicable Foreign Affiliates sold products or services during the twenty-four (24) months prior to Executive's Effective Date of Termination.

Nothing in this Plan shall prohibit Executive's ownership of securities of a corporation that is listed on a national securities exchange or traded in the national over-the-counter market in an amount that does not exceed (together with any indirect or attributed ownership) five percent (5%) of the outstanding shares of any such corporation.

(b)
Nonsolicitation of Customers. For a period of twenty-four (24) months after the Executive's Effective Date of Termination, the Executive shall not solicit, for the purpose of selling Restricted Products/Services, any customer of the Company or any Applicable Affiliate:

i.	to whom/which the Company or its Applicable Affiliates have sold or provided Restricted Products/Services during the twenty-four (24) months prior to the Executive's Effective Date of Termination; and

ii.
with respect to whom/which the Executive received Protected Information or had substantial personal involvement in the customer relationship during the twenty-four (24) months prior to the Executive's Effective Date of Termination.

(c)
Nonsolicitation of Employees and Contractors. During the Executive's employment and for a period of twenty-four (24) months after the Executive's Effective Date of Termination, the Executive shall not directly or indirectly:

i.
solicit any individual who is employed or engaged as a contractor by the Company or the Applicable Affiliates and is someone with whom the Executive had personal contact or about whom Executive has learned (by name or by role) because of Executive's access to Protected Information during the twenty-four (24) months prior to the Executive's Effective Date of Termination (an "Employee/Contractor") for employment with, or as a provider of services to, a company, business, entity or person who competes with the Company or the Applicable Affiliates;

ii.	engage in discussions encouraging any Employee/Contractor to terminate his/her employment or engagement with the Company or any Applicable Affiliates;

iii.	in any way prompt any Employee/Contractor to diminish the services he/she/it provides to the Company or any Applicable Affiliates; or

iv.	assist any third party with respect to any of the foregoing.

Notwithstanding the foregoing, nothing in this Section shall:

i.
prohibit the Executive from offering employment to, or having an independent contractor relationship with, any such person who initiates employment or independent contractor relationship discussions with Executive's then-current employer without any direct or indirect solicitation or involvement by Executive; or

ii.
during the term of the Executive's employment with the Company, restrict the Executive from encouraging any Employee/Contractor of the Company or any Applicable Affiliate to resign or to terminate his/her/its contractual relationship with the Company or any Applicable Affiliate, or from terminating any Employee/Contractor of the Company or any Applicable Affiliates, provided that such discussions are in the best interest of the Company or the Applicable Affiliates.

(d)
Confidentiality. The Company has advised the Executive and the Executive acknowledges that it is the policy of the Company to maintain as secret and confidential all Protected Information and that Protected Information has been and will be developed at substantial cost and effort to the Company and the Applicable Affiliates. The Executive shall not, at any time during the Executive's employment with the Company or its Affiliates, and for a period of twenty-four (24) months after the Executive's Effective Date of Termination, directly or indirectly, divulge, furnish, or make accessible to any person, firm, corporation, association, or other entity (otherwise than as may be required in the regular course of the Executive's employment), any Protected Information, or cause any such Protected Information of the Company or an Applicable Affiliate to enter the public domain. Notwithstanding the limitations set forth above, the Executive understands and agrees to maintain the the secrecy of, and not to misappropriate, threaten to misappropriate or provide any assistance to anyone seeking to ascertain or reverse engineer, any Trade Secret of the Company or any Applicable Affiliates without limitation, except as provided under applicable trade secret law. This Plan is in addition to and not in lieu of any obligations to protect the Company's Trade Secrets and Protected Information pursuant to the Company's written policies concerning Trade Secrets and Protected Information. Notwithstanding anything in this Plan to the contrary, nothing herein is intended to discourage or restrict the Executive from reporting any theft of Trade Secrets pursuant to the Defend Trade Secrets Act of 2016 ("DTSA") or other applicable state or federal law. The DTSA prohibits retaliation against an employee because of whistleblower activity in connection with the disclosure of Trade Secrets, so long as any such disclosure is made either (i) in confidence to an attorney or a federal, state, or local government official and solely to report or investigate a suspected violation of the law, or (ii) under seal in a complaint or other document filed in a lawsuit or other proceeding. Nothing in this Plan shall limit, curtail or diminish the Company's statutory rights under the DTSA, any applicable state law regarding trade secrets or common law.

(e)
Executive Acknowledgement. Recognizing the specialized nature of the Company and the Applicable Affiliates, Executive acknowledges and agrees that the duration, geographic scope and activity restrictions of the covenants set forth in paragraphs (a) through (d) of this Article 4 are reasonable, are necessary to protect the Company's legitimate business interests, do not violate public policy, and will not prevent the Executive from earning a living.

(f)
Return of Information and Other Property. On or before the last day of the Executive's employment with the Company (or any other time upon the Company's request), Executive shall deliver to the Company the original and all copies of all documents, records and property of any nature whatsoever, including, without limitation, telephones, computers, automobiles and other tangible personal property and any records, documents or property created by Executive that are in Executive's possession or control and that are the property of the Company or any of its Affiliates, except as authorized in writing or pursuant to the Company's then-existing policies permitting the withdrawing Executive to retain computers, cell phones or other items of Company property for their personal use. Executive further agrees that, within ten (10) days following the Executive's Effective Date of Termination, the Executive shall deliver to the Company a certificate to the effect that all Protected Information and Company Trade Secrets stored on any computer owned by the Executive or owned by any person residing with the Executive have been deleted.

(g)
Assignment/Cooperation. Executive hereby assigns to the Company all of the Executive's right, title and interest in and to all Inventions. During Executive's employment with the Company and at all times thereafter, upon the request of an authorized executive officer of the Company, Executive shall do any reasonable act and thing to assist the Company in any way to vest in the Company all of Executive's right, title and interest in and to all Inventions and to obtain, defend and enforce the Company's rights in all Inventions including, without limitation, agreeing to testify in any suit or other proceeding involving any Invention or document, to review, return or sign all documents that the Company reasonably determines to be necessary or proper, and to apply for, obtain or enforce any patents or copyrights relating to any Invention. If, after reasonable effort, the Company cannot secure Executive's signature on any document or thing needed in connection with the actions specified in this paragraph, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive's agent to act for and on Executive's behalf to execute, verify, and file any documents or do any other reasonable act or thing to further the purposes of this paragraph with the same force and effect as if executed or done by Executive. The Company shall compensate Executive at a reasonable rate for time actually spent assisting the Company with any of the foregoing after the last day of Executive's employment with the Company. Executive further waives all claims of any nature whatsoever which Executive now has or may in the future obtain for infringement of any rights assigned under this Plan or otherwise.

(h)
Nondisparagement. At all times, the Executive agrees not to disparage the Company or otherwise make comments harmful to the Company's reputation. However, nothing in this provision will be construed to prevent the Executive from (i) testifying in response to a lawfully served subpoena, giving truthful testimony under oath, or otherwise complying with a lawful court or agency order; (ii) filing a charge with the Equal Employment Opportunity Commission (or cross-filing any equivalent fair employment charge with any state or local fair employment agency); (iii) cooperating with the Equal Employment Opportunity Commission or any federal, state, or local fair employment agency; or (iv) filing a complaint or cooperating with any other government or law enforcement agency.

Article 5. Excise Tax

5.1
Best Net. It is the object of this paragraph to provide for the maximum after-tax income to each Executive with respect to any payment or distribution to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the Plan or any other plan, arrangement or agreement, that would be subject to the excise tax imposed by Section 4999 of the Code) or any similar federal, state or local tax that may hereafter be imposed (a "Payment") (Section 4999 of the Code or any similar federal, state or local tax are collectively referred to as the "Excise Tax"). Accordingly, before any Payments are made under this Plan, a determination will be made as to which of two alternatives will maximize such Executive's after-tax proceeds, and the Company must notify the Executive in writing of such determination. The first alternative is the payment in full of all Payments potentially subject to the Excise Tax. The second alternative is the payment of only a part of the Executive's Payments so that the Executive receives the largest payment and benefits possible without causing the Excise Tax to be payable by the Executive. This second alternative is referred to in this paragraph as "Limited Payment". The Executive's Payments shall be paid only to the extent permitted under the alternative determined to maximize the Executive's after-tax proceeds, and the Executive shall have no rights to any greater payments on his or her Payments. If Limited Payment applies, Payments shall be reduced in a manner that would not result in the Executive incurring an additional tax under Code Section 409A.

(a)
Accordingly, Payments not constituting nonqualified deferred compensation under Code Section 409A shall be reduced first, in this order but only to the extent that doing so avoids the Excise Tax (e.g., accelerated vesting or payment provisions in an award will be ignored to the extent that such provisions would trigger the Excise Tax):

(i)	Payment of the Severance Benefits to the extent such payments do not constitute deferred compensation under Code Section 409A.

(ii)	Awards that can be earned based on performance ("Performance-Based Awards"), but excluding Performance-Based Awards subject to Code Section 409A.

(iii)	Awards that can be earned solely on the passage of time ("Service-Based Awards"), but excluding Service-Based Awards subject to Code Section 409A.

(iv)	Awards of stock options and SARs under a Company omnibus or incentive plan.

(b)	Then, if the foregoing reductions are insufficient, Payments constituting deferred compensation under Code Section 409A shall be reduced, in this order:

(i)	Payment of the Severance Benefits to the extent such payments constitute deferred compensation under Code Section 409A.

(ii)	Performance-Based Awards subject to Code Section 409A.

(iii)	Service-Based Awards subject to Code Section 409A.

In the event of conflict between the order of reduction under this Plan and the order provided by any other Company document governing a Payment, then the order under this Plan shall control.

All determinations required to be made under this Article 5 shall be made by the Company's external auditor or another nationally recognized firm selected by the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within ten (10) business days of the termination of employment giving rise to benefits under the Plan, or such earlier time as is requested by the Company. All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by the Company. In the event the Accounting Firm determines that the Payments shall be reduced, it shall furnish the Executive with a written opinion to such effect. The determination by the Accounting Firm shall be binding upon the Company and the Executive.

Article 6. Legal Fees and Notice

6.1
Payment of Legal Fees. Except as otherwise agreed to by the parties, the Company shall pay the Executive for costs of litigation or other disputes including, without limitation, reasonable attorneys' fees incurred by the Executive in asserting any claims or defenses under this Plan, except that the Executive shall bear his/her own costs of such litigation or disputes (including, without limitation, attorneys' fees) if the court (or arbitrator) finds in favor of the Company with respect to any material claims or defenses asserted by the Executive.

6.2
Notice. Any notices, requests, demands, or other communications provided for by this Plan shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he or she has filed in writing with the Company or, in the case of the Company, at its principal offices.

Article 7. Successors and Assignment

7.1
Successors to the Company. The Company shall require any person or entity (a) to which the Company sells, assigns or transfers all or substantially all of its business and assets, (b) into which the Company merges or consolidates or otherwise combines (where the Company does not survive such combination) or (c) that otherwise acquires or becomes a successor to the Company, whether or not in connection with a Change in Control (a "Surviving Entity") to expressly in writing assume and agree to perform under this Plan in the same manner and to the same extent that the Company would be required to perform if no such transaction had taken place; provided that no such express assumption or agreement shall be required to the extent such assumption and obligation to perform occurs automatically by operation of law or to the extent the Surviving Entity is otherwise required to perform under this Plan without such assumption. Regardless of whether such agreement is executed, the terms of this Plan shall be binding upon any Surviving Entity in accordance with the operation of law and such Surviving Entity shall be deemed the "Company" for purposes of this Plan.

7.2
Assignment by the Executive. This Plan shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amount would still be payable to him or her hereunder had he or she continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the Executive's Beneficiary.

Article 8. Miscellaneous

8.1.
Code Section 409A. To the extent applicable, it is intended that the Plan comply with the provisions of Code Section 409A. The Plan will be administered and interpreted in a manner consistent with this intent, and any provision that would cause the Plan to fail to satisfy Code Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Code Section 409A). Notwithstanding anything contained herein to the contrary, for all purposes of this Plan, Executive shall not be deemed to have had a termination of employment until Executive has incurred a separation from service as defined in Treasury Regulation §1.409A-1(h) and, solely to the extent required to avoid accelerated taxation and/or tax penalties under Code Section 409A, payment of the amounts payable under the Plan that would otherwise be payable during the six-month period after the date of termination shall instead be paid on the first business day after the expiration of such six-month period, plus interest thereon, at a rate equal to the applicable "Federal short-term rate" (as defined in Code Section 1274(d)) for the month in which such date of termination occurs, from the respective dates on which such amounts would otherwise have been paid until the actual date of payment. In addition, for purposes of the Plan, each amount to be paid and each installment payment shall be construed as a separate, identified payment for purposes of Code Section 409A. With respect to expenses eligible for reimbursement under the terms of this Plan: (i) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year; and (ii) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a "deferral of compensation" within the meaning of Code Section 409A.

8.2
Employment Status. Except as may be provided under any other agreement between the Executive and the Company, the employment of the Executive by the Company is "at will" and may be terminated by either the Executive or the Company at any time, subject to applicable law.

8.3
Entire Plan. This Plan supersedes any prior agreements or understandings, oral or written, between the parties hereto, with respect to the subject matter hereof, and constitutes the entire agreement of the parties with respect thereto. Without limiting the generality of the foregoing sentence, this Plan completely supersedes any and all prior employment agreements entered into by and between the Company and the Executive, and all amendments thereto, in their entirety.

8.4
Severability. In the event that any provision or portion of this Plan shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Plan shall be unaffected thereby and shall remain in full force and effect.

8.5
Tax Withholding. The Company may withhold from any benefits payable under this Plan all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

8.6
Beneficiaries. The Executive may designate one (1) or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Plan. Such designation must be in the form of a signed writing acceptable to the Board or the Board's designee. The Executive may make or change such designation at any time. The last designation filed with the Company prior to the date of the Executive's will be applicable.

8.7
Payment Obligation Absolute. The Company's obligation to make the payments provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else.

The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Plan, and the obtaining of any such other employment shall in no event affect any reduction of the Company's obligations to make the payments and arrangements required to be made under this Plan.

8.8
Contractual Rights to Benefits. Subject to approval and ratification by the Board, this Plan establishes and vests in the Executive a contractual right to the benefits to which he or she is entitled hereunder. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

8.9
Modification; Survival. No provision of this Plan may be modified, waived, or discharged in a manner adverse to an Executive unless such modification, waiver, or discharge is agreed to in a writing signed by the affected Executive and by an authorized member of the Committee, or by the respective parties' legal representatives and successors. Additional executives may be added to Appendix A by the Committee from time to time provided that the Executive meets the requirements of Section 1.1. The termination of this Plan pursuant to Section 1.3 or Section 1.4 shall not affect (A) any obligation of the Company to pay any Severance Benefits due to a Qualifying Change in Control Termination or a Qualifying General Severance Termination occurring prior to the effective date of such termination or (B) the obligations of the Executives pursuant to Article 4.

8.10
Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

8.11
Applicable Law. To the extent not preempted by the laws of the United States, the internal laws of the state of Wisconsin (without regard to its laws concerning choice of law) shall be the controlling law in all matters relating to this Plan.

[Signature page follows]

IN WITNESS WHEREOF, the Company has executed this Plan on this 15th day of September 2016.
Quad/Graphics, Inc.

By:	/s/ J. Joel Quadracci
Name:	J. Joel Quadracci
Title:	Chairman, President and Chief Executive Officer

Appendix A - Covered Executives

Jennifer Kent EVP-Admin & General Counsel
David Honan EVP-CFO
Renee Badura EVP-Sales
Eric Ashworth EVP-Chief Marketing Officer, President of Blue Soho

Appendix B - Applicable Affiliates

See Appendix B provided to each Executive.